Exhibit 10(a)1

                                SOUTHERN COMPANY

                       OMNIBUS INCENTIVE COMPENSATION PLAN

                              FORM AWARD AGREEMENT



Your Options are subject to the following terms and conditions:

1. Grant: The Southern Company (the "Company") Compensation and Management Succession Committee (the "Committee") has granted you nonqualified stock options (the "Options") to purchase shares of Southern Company common stock ("Common Stock"). This award is governed by the Southern Company Omnibus Incentive Compensation Plan, as amended from time to time (the "Plan").

2. Terms: Terms used in this Award Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan's terms will supersede and replace the conflicting terms of this Award Agreement.

3. Grant Date, Number of Shares and Grant Price: The Grant Date of your Options, number of shares granted to you under your Options and the Grant Price are set forth on the UBS Financial Services Inc. website at https://onesource.ubs.com/so.

4. Option Term: The Options have been granted for a period of ten (10) years from the Grant Date (the "Option Term").

5. Vesting and Exercise: Options do not provide you with any rights or interests until they vest (become exercisable). One-third of the shares granted under the Options shall vest on each one year anniversary of the Grant Date.

6. How to Exercise: You may exercise an Option by entering and executing an exercise order with UBS Financial Services Inc. and obtaining an exercise confirmation. UBS Financial Services Inc. may be reached by telephone at 404-760-3312 or 1-866-4SO-OPTION (1-866-476-6784) or on
         the UBS Financial Services Inc. website at https://onesource.ubs.com/so. Payment for shares you elect to purchase may be made in cash or in any other form of payment allowed by the Company. Should you decide to purchase Common Stock pursuant to the exercise of an Option with previously purchased Common Stock (if allowed), any such Common Stock used as payment will be valued at its Fair Market Value as of the date of exercise of the Option.

7.       Impact of Termination of Employment
         The vesting and term of any Options will change if you terminate employment, according to the following table:

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

------------------------------------------------------- ----------------- -------------------------------------

                                                        Impact            Exercise Period for Vested Options
                                                        on Unvested       (But in No Event Beyond the
Termination of Employment Event                         Options           Original Option Term )
------------------------------------------------------- ----------------- -------------------------------------

Disability 1                                            Vest fully                      3 years
Retirement 2                                            Vest fully                      5 years
Death                                                   Vest fully                      3 years
Any other type of termination not for cause 3           Forfeited                       90 days
Any termination for cause 3/4                           Forfeited                      Forfeited

------------------------------------------------------- ----------------- -------------------------------------

1 Disability means any physical or mental condition which would qualify you for a disability benefit under the long-term disability plan maintained by the Company and applicable to you, or if no such disability plan exists, as determined by the Committee.
2 Retirement means any retirement under the Southern Company Pension Plan. If you die within the 5-year period for exercise after retirement, your executor will have 3 years from the date of your death to exercise (subject to the expiration of the original 10-year term of the Option).
3        Cause is determined by the Committee.
4 Any termination for cause includes any type of termination (including, but not limited to, a voluntary or involuntary resignation by you, a voluntary or involuntary termination by the Company, your retirement, or your termination because of a disability) if such termination is related to cause.


         Options that are not and do not become exercisable at the time of your termination of employment will, coincident therewith, terminate and be of no force or effect.

8. Transferability: Options are not transferable except by will or the laws of descent and distribution and may be exercised during your life only by you or, following your death or disability if any Options are still exercisable, by your duly appointed guardian or other legal representative.

         Notwithstanding the above, if you are subject to Section 17a of the Public Utility Holding Company Act of 1935 at the time of transfer (or, if your employment has terminated at the time of transfer, at the time of your termination), Options may be transferred to your immediate family (spouse, children, or grandchildren), a trust for the benefit of your immediate family, or a partnership or limited liability company whose only partners or members are you or your immediate family. Please provide prior notice of any transfer to the Vice President of Compensation and Benefits.

9. Other Terms and Conditions. The Design Details, an administrative document adopted by the Committee which is set forth on the UBS Financial Services Inc. website at https://onesource.ubs.com/so, contains additional provisions that apply to the Options. Additionally, the Options are subject to all of the terms and conditions set forth in the Plan and any other administrative documents adopted by the Committee. By exercising any portion of the Options, you agree to be subject to all of the terms and conditions of this Award Agreement. Additionally, you agree to be subject to all of the terms and conditions of the Plan, the Design Details, and any other administrative documents, as amended from time to time.


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


10. Additional Information: Please refer any questions you may have regarding these Options to UBS Financial Services Inc. at 404-760-3312 or 1-866-4SO-OPTION or the Compensation Hotline at 1-800-880-8999.


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